Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY MAKES INTEREST PAYMENT ON 10 1/2% SENIOR SECURED NOTES

Houston, Texas, December 30, 2009—Dune Energy, Inc. (NYSE AMEX:DNE) announced it made the $15.9 million interest payment on its 10 1/2% Senior Secured Notes due 2012 (CUSIP:265338AC7). As previously announced on December 2, 2009, Dune had withheld this payment during the applicable grace period pending ongoing negotiations with its note holders regarding a possible debt restructuring. However, our proactive negotiations with the holders of a majority in principal amount of Dune’s $300 million senior secured notes did not result in a comprehensive restructuring proposal that was acceptable to Dune’s board of directors.

James A. Watt, President and Chief Executive Officer stated “We were unable to reach an agreement to restructure the notes that our board felt was in the best interest of our shareholders. Consequently, we concluded negotiations with the note holders and made the interest payment within the allowed grace period. We will end the year 2009 in compliance with all covenants in our various debt instruments.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300